[Letterhead of BDO Limited]

December 29, 2011

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
United States of America

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on December 29, 2011, to be filed by our former client, China Information Technology, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,
BDO Limited

/s/ BDO Limited

PLI/KHC/ctr (Change in Accountants)